NEWS RELEASE

CONTACT:       Jeffrey R. Kotkin
OFFICE:        (860) 665-5154

                NU REPORTS THIRD-QUARTER RESULTS

     HARTFORD, Connecticut, October 23, 2001-Northeast Utilities
(NU) today reported third-quarter 2001 earnings of $34.6 million, or $0.26 per share on a fully diluted basis, compared with earnings of $65.5 million, or $0.45 per share, for the same period of 2000.

     For the nine months ended September 30, 2001, NU earned
$193.5 million, or $1.41 per share on a fully diluted basis, compared with earnings of $152.3 million, or $1.08 per share, for the same period of 2000.

     Michael G. Morris, NU chairman, president, and chief executive officer, attributed the year-to-year decline in third-quarter results to an expected decline in the earnings at NU's regulated businesses as a result of industry restructuring, rate reductions, and the sale of Millstone Station, and to a loss in NU's competitive energy businesses. Improved year-to-date results primarily reflect a gain of $124.8 million, or $0.91 per share, in the first quarter of 2001 associated with the sale of Millstone to Dominion Resources, Inc.

     Excluding significant nonrecurring events, such as the sale of Millstone, the adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and an after-tax mark-to-market loss of $35.4 million, or $0.26 per share, associated with the repurchase of NU shares in the first half of 2001, NU earned $126.5 million, or $0.92 per share, in the first nine months of 2001.

     Millstone operations contributed approximately $13 million of earnings in the third quarter of 2000, but nothing in the same period of 2001 as a result of the station's sale. In addition, third-quarter 2001 results at The Connecticut Light and Power Company were negatively affected by a $21 million noncash reduction in annual rates that took effect in late June.

     Morris noted that earnings at Public Service Company of New Hampshire (PSNH) and North Atlantic Energy Corporation (NAEC) totaled $21.8 million in the third quarter of 2001, compared with $36.1 million in the third quarter of 2000. Lower earnings at PSNH and NAEC resulted primarily from New Hampshire electric utility restructuring, which included retail rate decreases of 16 percent since October 1, 2000 and were partially offset by lower interest and amortization costs.

     "We had projected a reduction in earnings at our regulated electric companies because of the reduction of the size of their asset base," Morris said. "The goal for NU's management team over the coming years is to increase the company's value through the effective use of our very significant financial liquidity."

     Partially offsetting the lower level of earnings was a lower average share count resulting from continuing share repurchases, as well as higher regulated electric sales. Primarily as a result of more favorable weather conditions, third-quarter 2001 retail sales rose 4.7 percent from the same period of 2000. Year-to-date regulated retail electric sales are up 3.0 percent over the first nine months of 2000. The higher sales added $0.05 per share to earnings in the third quarter of 2001, compared with the same period of 2000, and $0.10 per share for the first nine months of 2001.

     NU's competitive energy subsidiaries lost $9.7 million, or $0.07 per share, in the third quarter of 2001, compared with a profit of $4.5 million, or $0.03 per share, in the third quarter of 2000. Morris said Select Energy, Inc., NU's competitive energy marketing arm, was hurt by high purchased power costs during extremely hot weather in the first half of August. Through the first nine months of 2001, NU's competitive energy businesses essentially broke even on revenues of approximately $2.1 billion. NU's competitive energy revenues for the first nine months of 2000 totaled $1.5 billion.

     Morris said weaker third-quarter comparisons also reflect the recording of an after-tax gain of $10.4 million, or $0.07 per share, in the third quarter of 2000 related to the investment in NEON Communications, Inc., of Mode 1 Communications, Inc., an NU subsidiary. Excluding that gain, NU earned $55.1 million, or $0.38 per share, in the third quarter of 2000.

     Morris reaffirmed that in 2001, as previously announced, NU expects to earn toward the lower end of its previously announced profit range of $1.35 to $1.50 per share, excluding significant nonrecurring items, primarily because of a higher than projected average share count. Although NU has repurchased approximately 12 million shares to date, it had earlier estimated that it would repurchase a larger number of shares earlier in the year. NU has estimated that earnings from recurring operations will be between $1.40 and $1.65 per share in 2002.

     NU operates New England's largest electric utility system with approximately 1.8 million electric customers in Connecticut, New Hampshire and Massachusetts and 189,000 natural gas distribution customers in Connecticut. NU is also one of New
England's largest energy marketers.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.